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                                                               EXHIBIT 99.4(vii)

                             GUARANTEED INCOME RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISIONS BELOW. IT IS A PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT.

DEFINITIONS

ANNUITANT           For the purposes of this Rider, the first Annuitant named
                    will be referred to as Annuitant and the second Annuitant named, if any, will be referred to as Co- Annuitant. The
                    Annuitant and Co-Annuitant are as designated on the Specifications Page, unless changed.

ELECTION DATE       A date that you may elect to begin guaranteed income
                    payments. An initial Election Date is indicated on the Specifications Page. You may elect to begin guaranteed income payments on that date or any later Contract
                    Anniversary after the initial Election Date.

GROWTH FACTOR       The Growth Factor Income Base is equal to (a) less (b),
INCOME BASE         where (a) is the sum of all Payments made, accumulated at
CALCULATION         the Growth Factor starting on the date each Payment is
                    allocated to the Contract, and (b) is the sum of Growth
                    Factor Income Base reductions on a pro rata basis in connection with partial withdrawals taken, accumulated at the Growth Factor starting on the date each deduction occurs. The Growth Factor is specified on the specifications
                    Page. The Growth Factor is reduced to 0% once the oldest
                    Annuitant has attained age 85.

                    A Growth Factor Income Base reduction on a pro rata basis is equal to the Growth Factor Income Base immediately prior to a partial withdrawal multiplied by the percentage reduction in Contract Value resulting from a partial withdrawal.

                    If this Rider is added after the Contract Date, the Growth Factor Income Base is equal to the Contract Value on the Rider Date. For purposes of subsequent calculation of the Growth Factor Income Base, the Contract Value on the Rider Date will be treated as a Payment made on that date. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Rider Date will not be considered in determination of the Growth Factor Income Base.

                    The Growth Factor Income Base is also reduced for any Withdrawal Charge remaining on the date that you exercise the Guaranteed Income Benefit. We also reserve the right to reduce the Growth Factor Income Base for any premium taxes that may apply.

INCOME BASE         The amount we will utilize to determine the Guaranteed
                    Income Benefit. The Income Base is determined using the greater of the Growth Factor Income Base Calculation or the Step-Up Income Base Calculation.

                    The Income Base is used for the purposes of calculating the Guaranteed Income Benefit and the Income Rider Fee.

MATURITY DATE       The earliest of the date on which annuity benefits commence, or the date that the Guaranteed Income Benefit is exercised.
                    It is the date specified on the Contract Specifications
                    Page, unless changed.

RIDER DATE          The date of issue of this Rider as specified on the
                    Specifications Page.

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STEP-UP INCOME      The Step-Up Income Base is equal to the greatest Anniversary
BASE CALCULATION    Value after the Rider Date and prior to the oldest
                    Annuitant's attained age 81. The Anniversary Value is equal to the Contract Value on a Contract Anniversary, increased by all Payments made, less any Step-Up Income Base reductions in connection with partial withdrawals, since that Contract Anniversary.

                    A reduction in the Step-Up Income Base for partial withdrawals is on a pro rata basis and is equal to the Step-Up Income Base immediately prior to a partial withdrawal, multiplied by the percentage reduction in Contract Value resulting from a partial withdrawal.

                    If this Rider is added after the Contract Date, the Step-Up Income Base is equal to the Contract Value on the Rider Date. For purposes of subsequent calculation of the Step-Up Income Base, the Contract Value on the Rider Date will be treated as a Payment made on that date. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Rider Date will not be considered in determination of the Step-Up Income Base.

                    The Step-Up Income Base is also reduced for any Withdrawal Charge remaining on the date that you exercise the Guaranteed Income Benefit. We also reserve the right to reduce the Step-Up Income Base for any premium taxes that may apply.

CHANGE OF ANNUITANT

The Annuitant may only be changed to an individual that is the same age or younger than the oldest current Annuitant. A change of Annuitant will not affect the Growth Factor Income Base Calculation.

GUARANTEED INCOME BENEFIT

This Rider provides for a guaranteed minimum lifetime fixed income benefit. On the date that you exercise the Guaranteed Income Benefit, monthly income is determined by applying the Income Base to the Monthly Income Factors listed in this Rider. If more favorable to the Annuitant(s), monthly income will be determined by applying your Contract Value to the current fixed annuity payment rates in use by the Company on the date the Guaranteed Income Benefit is exercised.

CONDITIONS OF GUARANTEED INCOME BENEFIT

You may exercise the Guaranteed Income Benefit subject to both of the following conditions:

1. Must be exercised within 30 days immediately following the initial Election Date or subsequent Contract Anniversary.

2. Must be exercised no later than the Contract Anniversary immediately prior to the oldest Annuitant's 85th birthday, or the tenth Contract Anniversary if later.

MONTHLY INCOME FACTORS

The Income Base may be applied to Monthly Income Factors to purchase a guaranteed lifetime income under the following Options:

Option 1:      Life Annuity with a 10-Year Period Certain. We will make payments for 10 years and after that during the lifetime of the Annuitant.
               No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

Option 2:      Joint and Survivor with 20-Year Period Certain. We will make payments for 20 years and after that during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-
               Annuitant or, if later, the end of the 20-year period certain.

The Monthly Income Factors on the attached tables show, for each $1,000 of Income Base applied, the dollar amount of the monthly income payment for select ages. Monthly Income Factors for ages not shown will be furnished upon request. The Monthly Income Factor used will depend upon the sex and age nearest birthday of the Annuitant and Co-Annuitant, if


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any. The Monthly Income Factors are based on the 1983 Individual Annuity
Mortality Table "A" projected at Scale G with interest at the rate of 2.5% per annum.

INCOME RIDER FEE

To compensate us for assuming risks associated with the Guaranteed Income Benefit, we charge an annual Income Rider Fee. On or before the Maturity Date, the Income Rider Fee is deducted on each Contract Anniversary. The amount of the Income Rider Fee is equal to the Rider Fee Percentage shown on the Specifications Page multiplied by the Income Base in effect on that Contract Anniversary. It is withdrawn from each Investment Option in the same proportion that the value of the Investment Accounts of each Investment Option bears to the Contract Value.

If the Contract Value is totally withdrawn on any date other than the Contract Anniversary, we will deduct the Income Rider Fee from the amount paid. In the case of a total withdrawal, the Income Rider Fee is equal to the Rider Fee Percentage shown on the Contract Specifications Page multiplied by the Income Base immediately prior to total withdrawal. The Income Rider Fee will not be deducted after annuity benefit payments under the Contract have commenced. For purposes of determining the Income Rider Fee, the commencement of annuity payments shall be treated as a total withdrawal.

TERMINATION

This Rider will only terminate upon the earliest of (a) the Contract Anniversary immediately prior to the oldest Annuitant's 85th birthday, or the tenth Contract Anniversary if later, (b) the total withdrawal of Contract Value for any reason, or (c) the benefit under this Rider is exercised.

MISCELLANEOUS

Except as modified by this Rider, the Definitions, General Provisions and Ownership sections of the Contract also apply to this Rider. If this Rider is added after the Contract Date, its effective date will be the Rider Date stated in the Specifications Page. If this Rider is added at the time the Contract is issued, it will be effective on the Contract Date.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA


[MANUFACTURER'S LIFE LOGO]

Vice President, Treasurer & CFO


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                         TABLE OF MONTHLY INCOME FACTORS

               Amount of monthly payment per $1000 of Income Base

Option 1: Life Annuity with a 10-Year Period Certain

--------------------------------        --------------------------------
  Age of                                  Age of
Annuitant      Male       Female        Annuitant      Male       Female
--------------------------------        --------------------------------
  55           3.93        3.59           68           5.30        4.72
  56           4.01        3.66           69           5.44        4.85
  57           4.09        3.72           70           5.59        4.98
  58           4.17        3.79           71           5.74        5.12
  59           4.26        3.86           72           5.90        5.27
  60           4.36        3.94           73           6.06        5.42
  61           4.46        4.02           74           6.23        5.58
  62           4.56        4.10           75           6.40        5.75
  63           4.67        4.19           80           7.27        6.67
  64           4.78        4.29           85           8.10        7.63
  65           4.91        4.39           90           8.75        8.43
  66           5.03        4.49           95           9.16        8.97
  67           5.16        4.61



Option 2: Joint and Survivor Life Annuity with a 20-Year Period Certain


                           Age of Female Co-Annuitant
--------------------------------------------------------------------------------
Age of
 Male          10 Years       5 Years        Same      5 Years        10 Years
Annuitant      Younger        Younger        Age        Older          Older
--------------------------------------------------------------------------------
   55            3.03          3.17          3.32        3.46           3.59
   56            3.06          3.21          3.37        3.52           3.65
   57            3.10          3.26          3.42        3.58           3.72
   58            3.14          3.30          3.48        3.64           3.78
   59            3.18          3.35          3.53        3.70           3.85
   60            3.22          3.40          3.59        3.77           3.92
   61            3.27          3.46          3.65        3.84           4.00
   62            3.31          3.51          3.72        3.91           4.07
   63            3.36          3.57          3.79        3.99           4.15
   64            3.41          3.63          3.86        4.06           4.23
   65            3.46          3 69          3.93        4.14           4.31
   66            3.52          3 76          4.00        4.22           4.39
   67            3.58          3 83          4.08        4.30           4.46
   68            3.64          3 90          4.16        4 39           4.54
   69            3.70          3 97          4.24        4.47           4.62
   70            3.77          4 05          4.32        4 55           4.69
   71            3.83          4.13          4.41        4 62           4.76
   72            3.90          4.21          4.49        4 70           4.82
   73            3.97          4.29          4.57        4 77           4.88
   74            4.05          4.37          4.65        4.84           4.94
   75            4.12          4.45          4.72        4.90           4.99
   80            4.51          4.82          5.03        5.13           5.17
   85            4.86          5.08          5.20        5.24           5.25
   90            5.10          5.22          5.26        5.27           5.27
   95            5.22          5.27          5.27        5.27           5.27

    Monthly Income Factors for ages not shown will be furnished upon request


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